                                                                      EXHIBIT 99


[PSYCHIATRIC SOLUTIONS, INC. LOGO]



CONTACT:
Brent Turner
Vice President, Treasurer and
Investor Relations
(615) 312-5700

            PSYCHIATRIC SOLUTIONS RAISES EARNINGS GUIDANCE FOR 2003
                    TO A RANGE OF $0.65 TO $0.70 PER SHARE,
            ASSUMING COMPLETION OF RAMSAY YOUTH SERVICES ACQUISITION

                                ---------------

         PREVIOUS GUIDANCE WAS FOR A RANGE OF $0.55 TO $0.60 PER SHARE

Franklin, Tenn. (April 14, 2003) - Psychiatric Solutions, Inc. ("PSI") (Nasdaq:PSYS) today issued updated earnings guidance for 2003, which assumes that the recently announced definitive agreement to acquire Ramsay Youth Services, Inc. (Nasdaq:RYOU) is completed effective July 1, 2003. With that assumption, PSI's guidance for fully taxed earnings per diluted share, excluding nonrecurring items, is $0.65 to $0.70 for 2003, up from PSI's previous guidance for 2003 of $0.55 to $0.60. This guidance includes the impact of the Company's recently announced $25 million Convertible Preferred Stock transaction, which will add approximately 4.5 million additional common stock equivalents to diluted shares outstanding.

         Joey Jacobs, Chairman, President and Chief Executive Officer of PSI, remarked, "We have previously said that we expect the acquisition of Ramsay to be accretive to our financial results for 2003, and today we are pleased to add detail to that assertion. Ramsay produced revenues of $145.2 million and EBITDA (earnings before interest, taxes, depreciation and amortization) of $12.0 million for 2002. In addition to the positive impact on PSI's cash flow and operating profits for 2003 that we expect from growth in Ramsay's revenue over 2002, we also expect to benefit from savings of approximately $3 million annually resulting from the consolidation of corporate expenses. Although not directly affecting earnings, Ramsay also had federal net operating loss carryovers at December 31, 2002, of approximately $29 million, which we believe will make a positive contribution to PSI's future cash flow.

         "PSI's growth strategy has always had two parts: organic growth and acquisitions. In the past two years, we have clearly demonstrated our ability to complete and integrate acquisitions. We believe our early success in creating organic growth from these acquisitions reflects the strength of the acquisition criteria we have used in making them. We are confident that we have the management depth and expertise to achieve our objectives for the Ramsay operations. We are equally confident of the high quality of the people and operations that will join our team when the transaction is completed."

         Consummation of the Ramsay transaction is subject to customary closing conditions, including receipt of regulatory approvals, as well as approval by Ramsay's stockholders. PSI is in the process of arranging the financing for the transaction and has received a "highly confident" letter from its senior lender. Certain members of Ramsay's Board of Directors and executive management

                                     -MORE-

PSYS Increases 2003 Earnings Guidance
Page 2
April 14, 2003


have executed voting agreements with PSI in favor of the transaction, representing approximately 64% of Ramsays outstanding common stock. PSI and Ramsay expect to complete the transaction by early July 2003.

      PSI will hold a conference call to discuss this release today, at 10:00 a.m. Eastern time. Participants will have the opportunity to listen to the conference call over the Internet by going to www.psysolutions.com and clicking Investor Relations or by going to www.streetevents.com or www.companyboardroom.com. Participants are encouraged to go to the selected web sites at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call through the end of business on April 21, 2003.

      This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements other than those made solely with respect to historical fact and are based on the intent, belief or current expectations of PSI and its management. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause PSIs actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that might cause such differences include, but are not limited to: (1) the failure to complete the acquisition of Ramsay or to achieve expected levels of revenue growth and expense savings in 2003; (2) potential competition which alters or impedes PSIs acquisition strategy by decreasing PSIs ability to acquire additional facilities on favorable terms; (3) the ability of PSI to improve the operations of acquired facilities; (4) the ability to maintain favorable and continuing relationships with physicians who use PSIs facilities; (5) the limited operating history of PSI; (6) the ability to receive timely additional financing on terms acceptable to PSI to fund PSIs acquisition strategy (including for Ramsay) and capital expenditure needs; (7) risks inherent to the healthcare industry, including the impact of unforeseen changes in regulation, reimbursement rates from federal and state healthcare programs or managed care companies and exposure to claims and legal actions by patients and others; and
(8) potential difficulties in integrating the operations of PSI with The Brown Schools, Ramsay and other acquired operations. The forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSIs with the Securities and Exchange Commission, including the factors listed in its Annual Report on Form 10-K for the year ended December 31, 2002 under the caption Risk Factors. PSI undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should not place undue reliance on forward-looking statements, which reflect managements views only as of the date hereof.

      Psychiatric Solutions, Inc. offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its ownership and operation of freestanding psychiatric inpatient facilities and its management of psychiatric units within general acute care hospitals. PSI currently owns and operates 11 freestanding inpatient facilities and manages 49 psychiatric units.

                                    -END-